SIXTH LEASE MODIFICATION AGREEMENT

AGREEMENT made this 17th day of November 2000, by and between 250 WEST 57TH ST. ASSOCIATES, a joint venture having its office at 60 East 42nd Street, New York, New York 10165 (hereinafter called "Landlord") and FISK BUILDING ASSOCIATES, a partnership having its office at 60 East 42nd Street, New York, New York 10165 (hereinafter called "Tenant").

W I T N E S S E T H:

WHEREAS, on September 30, 1953 a net lease covering the entire premises known as the Fisk Building, located at 250 West 57th Street, New York, New York (the "Building"), was made between Landlord and Tenant's predecessor, a partnership also known as Fisk Building Associates, which lease was assigned on May 1, 1954 by said predecessor to Tenant; and

WHEREAS, said lease was modified by Modification Agreement dated June 12, 1961, by Second Modification Agreement dated June 10, 1965, by Third Lease Modification Agreement dated as of May 1, 1975, by Fourth Lease Modification Agreement dated November 12, 1985 and by Fifth Lease Modification Agreement dated as of September 1, 1999 (which lease, as so modified, is hereinafter called the "Lease"); and

WHEREAS, a modernization program is necessary in order to maintain the competitive position of the Building; and

WHEREAS, Landlord is willing to make funds available for improvements required by such program, and Tenant is willing to apply such funds, as agent for Landlord, to the making of such improvements; and

WHEREAS, Landlord and Tenant desire to modify the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

    Landlord and Tenant agree that improvements substantially as shown on Exhibit A attached hereto and made a part hereof constitute the modernization program (the "Improvement Program") referred to herein and shall be substantially made to the demised premises. All work performed by Tenant in furtherance of the Improvement Program shall be done as agent for Landlord and for the account of Landlord, and when completed, shall become the property of Landlord.
    Landlord agrees to obtain a loan in the amount of $15,500,000 from Emigrant Savings Bank secured by a mortgage (the "New Fee Mortgage") on the demised premises. The net proceeds of the New Fee Mortgage shall be used to refinance the existing fee mortgages on the demised premises and pay for costs of the Improvement Program. Pursuant to the terms of the New Fee Mortgage, loan proceeds used to pay for costs of the Improvement Program shall be advanced in stages. Such loan proceeds shall be deposited by Landlord in an interest-bearing money market or similar account and disbursed to Tenant upon submission of documents reasonably required by Landlord. All interest earned by Landlord on amounts so held by it shall belong to and be retained by Landlord, and Tenant's Basic Rent (as defined below in Section 2(A) of the Lease) shall be deemed reduced monthly by the amount of such earned interest.
    Paragraph 2(A) of the Lease shall be deleted and restated in its entirety as follows:

    "2.(A) Commencing on November 17, 2000, Tenant covenants to pay during the term of this Lease and any renewal term of this Lease, a basic rent (hereinafter called "Basic Rent") at an annual rate equal to (i) $28,000 plus (ii) the installment payments of interest and amortization (excluding any balloon principal payment due at maturity) payable during such year under the New Fee Mortgage. Basic Rent shall be payable in monthly installments on the first day of each calendar month in an amount equal to $2,333.33 plus the projected debt service due on the New Fee Mortgage on the first day of the ensuing calendar month (with a reconciliation to be made as soon as practicable thereafter); provided, however, that Basic Rent due on December 1, 2000 shall include interest prepaid at the closing of the New Fee Mortgage or accrued thereafter. Basic Rent shall be adjusted on a dollar-for-dollar basis by changes in the annual debt service on the New Fee Mortgage. It is further understood and agreed that the amount of Basic Rent shall be adjusted upon a refinancing of any Mortgage (as defined in Paragraph 29), subject to and in accordance with the provisions of Paragraph 29."

    Paragraph 13 of the Lease shall be deleted and restated in its entirety as follows:

    "13. Tenant agrees that its rights hereunder are subordinate to (i) the New Fee Mortgage and (ii) any future mortgages placed on the demised premises by Landlord having an aggregate principal balance of up to $15,500,000 plus refinancing costs in connection therewith, provided that such new mortgage(s) are made by an institutional lender on a non-recourse basis and (b) the net proceeds of the loan(s) secured by such new mortgage(s) are used to refinance the then existing mortgage(s) on the demised premises and/or in connection with the demised premises (each mortgage to which Tenant's rights hereunder are subordinate is hereinafter a "Permitted Mortgage"). Tenant agrees to execute, upon demand, any documents required to evidence such subordination. Tenant further agrees that it will not do or suffer to be done any act upon the demised premises which will violate any of the terms of any Permitted Mortgage or the obligations secured thereby."

    Paragraph 29 of the Lease shall be deleted and restated in its entirety as follows:

"29. For the purpose of this Paragraph 29, the term "Mortgage" shall mean (i) the New Fee Mortgage and (ii) any fee mortgage to which the Lease is subordinate under the provisions of Paragraph 13 of this Lease, and the term 'refinancing' shall include any consolidation, modification, renewal, extension or replacement of any Mortgage made subsequent to the date hereof. In the event that there shall be one or more refinancings of any Mortgage, the annual Basic Rent will be in an amount equal to the sum of Twenty-Eight Thousand Dollars ($28,000.00) plus an amount equal to the installment payments for interest and amortization (not including any balloon principal payment due at maturity) required annually under any such Mortgage immediately subsequent to refinancing."

6. Any costs, fees and expenses incurred in connection with the execution of this Agreement or the completion of the transactions contemplated herein, shall be paid from proceeds advanced under the Emigrant Mortgage. Any such costs, fees, and expenses paid by Tenant from sources other than the loan secured by the Emigrant Mortgage may be deducted in the year expended in calculating Tenant's net income for purposes of determining Overage Rent and Secondary Overage Rent under the Lease.

7. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

8. Except as herein modified and as otherwise agreed between Landlord and Tenant, the Lease shall remain in full force and effect, and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.

9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the day and year first above written.

Landlord:

250 WEST 57TH ST. ASSOCIATES

By : /s/ Anthony E. Malkin

Anthony E. Malkin, Joint Venturer

Tenant:

FISK BUILDING ASSOCIATES

By : /s/ Peter L. Malkin

Peter L. Malkin, Partner

Exhibit A

Fisk Building-250 West 57th Street

Property Improvement Schedule

Project/Item	Budget
Public corridors and elevator lobby improvements	$1,068,000
Air conditioning for public corridors	500,000
Elevator cab replacement	360,000
Elevator equipment and system upgrade & replacement	320,000
Tenant door replacements	316,250
Building standard signage in corridors	30,000
Class "E" upgrade	37,500
Main lobby improvements	2,000,000
Marketing office upgrade	31,500
Window replacement	1,800,000
Façade renovation	1,524,228
New energy efficient chiller plant	982,000
House tanks replacement & capacity upgrade	190,000
Sidewalk elevator replacement	120,000
CCTV installation @ elevator cabs	20,000
Roof replacement	500,000
Fire escape repair & painting	200,000
Backflow preventers	90,000
Toilet exhaust riser	275,000
DC electric conversion	300,000
New energy efficient burner	75,000
Security & communication system improvements	105,000
Other building improvement costs	575,000
Contingency	780,522
Total	$12,200,000

STATE OF NEW YORK )

) s.s.:

COUNTY OF NEW YORK )

On the 17 day of November in the year 2000 before me, the undersigned, a Notary Public in and said State, personally appeared Peter L. Malkin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Stuart J. Rappaport

Notary Public

[SEAL] Stuart Jay Rappaport

Notary Public, State of New York

No. 4744958

Qualified in New York County

Commission Expires February 28, 2002

STATE OF NEW YORK )

) s.s.:

COUNTY OF NEW YORK )

On the 17 day of November in the year 2000 before me, the undersigned, a Notary Public in and said State, personally appeared Anthony E. Malkin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Stuart J. Rappaport

Notary Public

[SEAL] Stuart Jay Rappaport

Notary Public, State of New York

No. 4744958

Qualified in New York County

Commission Expires February 28, 2002